EXHIBIT 10.1

SECOND AMENDMENT
TO EMPLOYMENT AGREEMENT

     This Second Amendment to Employment Agreement is effective as of August 27, 2003 between Winland Electronics, Inc., a Minnesota Corporation (the “Corporation”), and Lorin E. Krueger (“Employee”).

RECITALS

     A.     The Corporation and Employee are parties to an Employment Agreement dated January 1, 1999 as amended June 1, 2001 (the “Employment Agreement”) which provides at Section 1.2 that the Initial Term of the Employment Agreement continues until December 31, 2003.

     B.     The Corporation and Employee wish to amend the Employment Agreement to extend the Intial Term of the Employment Agreement to December 31, 2006 and make certain other changes to the Employment Agreement as set forth below.

     C.     Capitalized terms not defined in this Amendment shall have the meanings set forth in the Employment Agreement.

AGREEMENT

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained in this Amendment, the parties agree as follows:

     1.     Term. Section 1.2 of the Employment Agreement is hereby amended to replace the date “December 31, 2003” in the first sentence of Section 1.2 with “December 31, 2006.”

     2.     Base Salary. Section 3.1 of the Employment Agreement regarding “Base Salary” is hereby amended and restated in its entirety to read as follows:

3.1) Base Salary. For each fiscal year of the Corporation during the Term, the Corporation shall pay Employee an annual base salary (“Base Salary”) in the amount determined by the Compensation Committee of the Corporation’s Board of Directors, provided that such amount shall not be less than the Base Salary for the immediately preceding fiscal year without the consent of the Employee unless such reduction is implemented as part of a broad-based employee cost reduction initiative. The Base Salary shall be payable in accordance with the Corporation’s normal payroll schedule and shall be less any applicable withholding taxes and FICA contributions.

     3.     Interest. Section 6.4 of the Employment Agreement regarding “Interest” is hereby amended and restated in its entirety to read as follows:

6.4) Interest. In the event the Corporation does not make timely payment of the Change of Control Termination amounts described in Section 6.2, Employee shall be entitled to receive interest on any unpaid amount at the prime rate of interest (or such comparable index as may be adopted) as reported from time to time by the Wall Street Journal.

     4.     Other Terms. Except as provided herein, all other terms of the Employment Agreement shall remain valid and enforceable to the same extent as before this Amendment.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

WINLAND ELECTRONICS, INC.

By:	/s/ S. Robert Dessalet S. Robert Dessalet Chairman of the Board of Directors

/s/ Lorin E. Krueger Lorin E. Krueger